Exhibit 4.5

AMENDMENT NO. 1

TO

REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 to Registration Rights Agreement (this “Amendment”) is made and entered into as of October 1, 2007, among MPC Corporation, a Colorado corporation (the “Company”), and the several purchasers signatory hereto (each such purchaser is a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company and the Purchasers are parties to that certain Registration Rights Agreement dated as of September 6, 2006 (the “Registration Rights Agreement”).

WHEREAS, the Company issued those certain Debentures pursuant to the Securities Purchase Agreement, dated September 6, 2006 between the Company and the Purchasers listed therein;

WHEREAS, the Company and certain holders of such Debentures have agreed to amend their respective Debentures such that they will convert into shares of a newly authorized Series A Convertible Preferred Stock, no par value, of the Company (“Series A Preferred Stock”) instead of Common Stock as set forth in their respective Debentures;

WHEREAS, the parties hereto desire to amend the Registration Rights Agreement such that registration and other rights applicable to shares of Common Stock issuable upon conversion of the Debentures apply equally to the shares of Common Stock issuable on conversion of the Series A Preferred Stock;

WHEREAS, the Qualified Purchasers have the power to amend the Registration Rights Agreement pursuant to its terms;

WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Registration Rights Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

1.             Amendment. The Registration Rights Agreement shall be deemed to be amended as set forth in this Section 1.

(a)           Section 1 of the Registration Rights Agreement shall be amended to add the following new definition of “Series A Preferred Stock”:

““Series A Preferred Stock” means the Series A Convertible Preferred Stock, no par value, of the Company.”

(b)           The definition of “Registrable Securities” contained in Section 1 of the Registration Rights Agreement is hereby deleted and replaced in its entirety with the following new definition of “Registrable Securities”:

““Registrable Securities” means (i) all of the shares of Common Stock issuable upon conversion in full of the Debentures, (ii) all shares issuable as interest or principal on the Debentures assuming all permissible interest or principal payments are made in shares of Common Stock and the Debentures are held until maturity, (iii) all Warrant Shares, (iv) all of the shares of Common Stock issuable upon conversion in full of any Series A Preferred Stock held by a Holder, (v) any additional shares issuable in connection with any anti-dilution provisions in the Debentures or the Warrants or relating to the Series A Preferred Stock (in each case, without giving effect to any limitations on conversion set forth in the Debenture or the Amended and Restated Articles of Incorporation of the Company, as amended, or limitations on exercise set forth in the Warrant) and (vi) any securities issued or issuable upon any stock split, dividend or other distribution,  recapitalization or similar event with respect to the foregoing.

(c)           The last clause of the first sentence of Section 2(b), beginning with “equal to 1.5% of the aggregate purchase price,”  shall be deleted and replaced in its entirety with the following:

“equal to 1.5% of the aggregate purchase price paid by such Holder pursuant to the Purchase Agreement for any Registrable Securities (or in the case of Series A Preferred Stock, the price paid for the Debentures that were converted into such Series A Preferred Stock) then held by such Holder.”

2.             Miscellaneous.

(a)           Execution and Counterparts. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(b)           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Purchase Agreement.

(c)           Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(d)           Headings. The headings in this Amendment are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(e)           Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder and under the Registration Rights Agreement are several and not joint with the obligations of any other Holder hereunder or thereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder or thereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Amendment or the Registration Rights Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Amendment and the Registration Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Registration Rights Agreement as of the date first written above.

MPC CORPORATION

By:	/s/ John P. Yeros
Name: John P. Yeros
Title: CEO

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

 [SIGNATURE PAGE OF HOLDERS TO AM. NO. 1 TO HCO RRA]

Name of Holder: Crestview Capital Master, LLC

Signature of Authorized Signatory of Holder: By: Crestview Capital Partners, LLC

Its: Sole Manager

/s/ Stewart Flink
By: Stewart Flink
One of its Managers

Name of Authorized Signatory:  See above

Title of Authorized Signatory: See Above

E-mail of Authorized Signatory: stewart@crestviewcap.com

[SIGNATURE PAGES CONTINUE]

 [SIGNATURE PAGE OF HOLDERS TO AM. NO. 1 TO HCO RRA]

Name of Holder: TOIBB Investment LLC “TILLC”

Signature of Authorized Signatory of Holder:	/s/ Harris Toibb

Name of Authorized Signatory: Harris Toibb

Title of Authorized Signatory: Manager of Toibb Management LLC, manager of TILLC

E-mail of Authorized Signatory: Harris@Toibb.com